EXECUTION

AMENDMENT NO. 1 TO POOLING AND SERVICING AGREEMENT

This AMENDMENT NO. 1 is dated and effective as of April 1, 2007 (“Amendment No. 1”), among BAYVIEW FINANCIAL SECURITIES COMPANY, LLC, as depositor (“BFSC” or the “Depositor”), WELLS FARGO BANK, N.A., as master servicer (the “Master Servicer”) and U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity, but solely as trustee (the “Trustee”).

WITNESSETH THAT:

WHEREAS, the Depositor, the Master Servicer and the Trustee heretofore executed and delivered a pooling and servicing agreement dated as of November 1, 2006, relating to Bayview Financial Mortgage Pass-Through Trust 2006-D Mortgage Pass-Through Certificates, Series 2006-D (the “Pooling and Servicing Agreement”);

WHEREAS, the Depositor, the Master Servicer and the Trustee desire to amend the Pooling and Servicing Agreement with respect to certain matters set forth herein;

WHEREAS, Section 10.05(a)(i) of the Pooling and Servicing Agreement provides that such agreement may be amended without the consent of any of the Holders of the Certificates to cure any ambiguity or to correct any error;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually covenanted and agreed, as follows:

ARTICLE I

AMENDMENT OF THE POOLING AND SERVICING AGREEMENT

Section 1.01.   Amendment of Pooling and Servicing Agreement.

(a) The definition of “Targeted Overcollateralization Amount” in Section 1.01 of the Pooling and Servicing Agreement shall be deleted in its entirety and replaced with the following:

Targeted Overcollateralization Amount: With respect to any Distribution Date (i) prior to the Stepdown Date, the product of 1.65% and the Cut-off Date Aggregate Pool Balance, (ii) on and after the Stepdown Date if a Trigger Event is not in effect, the greater of (a) the product of 3.30% and the Aggregate Pool Balance for such Distribution Date and (b) the Overcollateralization Floor for such Distribution Date and (iii) on and after the Stepdown Date if a Trigger Event is in effect, the amount calculated under this definition for the immediately preceding Distribution Date.

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.01.   Capitalized Terms. For all purposes of this Amendment No. 1, except as otherwise stated herein, terms used in capitalized form in this Amendment No. 1 and defined in the Pooling and Servicing Agreement have the meanings specified in the Pooling and Servicing Agreement.

Section 2.02.   Continuing Effect. Except as expressly amended by this Amendment No. 1, the Pooling and Servicing Agreement shall remain in full force and effect in accordance with its terms.

Section 2.03.   References to Pooling and Servicing Agreement. From and after the execution and delivery of this Amendment No. 1, all references to the Pooling and Servicing Agreement in the Pooling and Servicing Agreement or any other document executed or delivered in connection therewith shall be deemed a reference to the Pooling and Servicing Agreement as amended hereby, unless the context expressly requires otherwise.

Section 2.04.   Severability of Provisions.  If any one or more of the covenants, agreements, provisions or terms of this Amendment No. 1 shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Amendment No. 1, and shall in no way affect the validity or enforceability of the other provisions of this Amendment No. 1.

Section 2.05.   Counterparts. This Amendment No. 1 may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

Section 2.06.   Binding Nature of Amendment No. 1; Assignment.  This Amendment No. 1 shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 2.07.   Headings.  The headings contained in this Amendment No. 1 are for convenience of reference only, and they shall not be used in the interpretation hereof.

Section 2.08.   Effectiveness. This Amendment No. 1 shall become effective as of the date first written above.

Section 2.09.   Governing Law. THIS AMENDMENT NO. 1 SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers hereunto duly authorized as of the day and year first above written.

BAYVIEW FINANCIAL SECURITIES COMPANY, LLC, as Depositor

By:	/s/ Jason Somerville
Name: Jason Somerville
Title: Vice President

WELLS FARGO BANK, N.A., as Master Servicer

By:	/s/ Darron Woodus
Name: Darron Woodus
Title: Assistant Vice President

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee

By:	/s/ Becky Warren
Name:
Title: Assistant Vice President